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EXHIBIT 7(D)(2)    UNAUDITED PRO FORMA COMBINED STATEMENT OF
                          INCOME FOR THE NINE MONTHS
                            ENDED NOVEMBER 30, 1997
                                (in thousands)


                                            11/30/97        9/27/97        PRO FORMA    PRO FORMA
                                           CABLETRON      DIGITAL NPB     ADJUSTMENTS   COMBINED/h/
                                           ---------      -----------     -----------   ---------
Net sales                                  $1,065,808      393,717                    1,459,525
Cost of sales                                 476,847      230,489                      707,336
Gross profit                                  588,961      163,228            0         752,189

Research & development                        134,583       60,666                      195,249
Selling, general & administrative             261,848       89,958          297 /b/     354,835
                                                                            270 /e/
                                                                          1,946 /c/
                                                                            516 /d/
Total operating expense                       396,431      150,624        3,029         550,084

Operating income                              192,530       12,604       (3,029)        202,105

Interest income                                14,269                    (4,357)/a/       9,912
Income before income taxes                    206,799       12,604       (7,386)        212,017

Income Taxes                                   70,490                    (2,897)/g/      72,537
                                                                          4,944 /f/

Net Income                                    136,309       12,604       (9,433)        139,480

Earnings per share                               0.87                                      0.89
Shares outstanding                            157,527                                   157,527

/a/ Reduction of interest income due to cash portion of the purchase price of $129,107 from available cash at Cabletron's historical investment rate of return of 4.5%.

/b/  Amortization related to goodwill.

/c/  Amortization related to existing patents and technologies.

/d/  Amortization related to assembled workforce.

/e/  Depreciation on building acquired.

/f/ Tax effect of DNPG operating income at Cabletron's marginal tax rate of 39.225%

/g/ Tax effect of (a), (b), (c), (d) and (e) at Cabletron's marginal tax rate of 39.225%

/h/ Not included in the Pro Forma Combined Statements of Income are non-recurring expenses of $380,370 (pre-tax) as disclosed in the Pro Forma Balance Sheet as these are unusual and relate directly to the acquisition.

NOTE: The above Statement of Income Combines Cabletron's nine months ended November 30, 1997 and Digital NPB's nine months ended September 27, 1997.